Exhibit 99.1

MagnaChip Semiconductor Reports

Second Quarter Results

Seoul, South Korea, July 18, 2008 – MagnaChip Semiconductor today announced results for the second quarter ended June 29, 2008.

Revenue for the three months ended June 29, 2008 was $194.7 million, compared to $194.1 million in the second quarter of 2007.

Sang Park, Chairman and CEO of MagnaChip Semiconductor, commented, “Despite challenging market conditions in Q2, revenue came in at $194.7 million, a slight increase as compared to the second quarter of 2007. We achieved this result even though demand was lower than expected as our customers tightened their inventory control due to the current uncertain economic environment. We recorded our first revenues in our power solutions business, which we launched less than one year ago. In our display and imaging solutions business we continued to launch new products, such as display driver ICs for mid-sized panels, and in our SMS business, we added new accounts and specialty technologies. Overall, we are confident with our progress and trajectory as we enter the second half of 2008.”

Gross margin was $49.2 million or 25.2% of revenue for the quarter ended June 29, 2008, compared to $27.8 million or 14.3% of revenue for the second quarter of 2007.

Operating expenses for the second quarter of 2008 were $58.5 million or 30.1% of revenue, compared to $70.1 million or 36.1% of revenue for the second quarter of 2007 which included $13.4 million special charges. Excluding special charges, operating expenses for the second quarter of 2007 were $56.8 million or 29.3% of revenue.

Operating loss was $9.4 million during the second quarter, compared to an operating loss of $42.4 million in the prior year quarter.

Net interest expense for the second quarter of 2008 was $15.8 million, compared to $15.0 million in the second quarter of 2007.

Net loss for the three months ended June 29, 2008 was $59.6 million, compared to a net loss of $45.3 million in the second quarter of 2007. The net loss results were negatively impacted by a foreign currency loss of $31.1 million in the second quarter of 2008, compared to a foreign currency gain of $13.9 million in the second quarter of 2007. A substantial portion of this net foreign currency loss resulted from a non-cash translation loss recorded for intercompany borrowings at our Korea subsidiary that are denominated in U.S. dollars.

Robert Krakauer, President and CFO of MagnaChip Semiconductor, said, “We continued to make progress in the second quarter of 2008. In spite of the tough environment, we recorded a gross margin of over 25%, and we remain focused on improving profitability as a corporate priority. Though our markets continue to be slower than expected, we believe our new products and customer relationships position us well for performance improvement throughout 2008.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the second quarter 2008 on Friday, July 18, 2008 at 10:00 a.m. in New York (11:00 p.m., Friday, July 18, 2008 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-201-689-8560. A replay of the call will be available in two hours after the call through 11.59pm on Thursday, July 24, 2008 in New York (1 p.m. on Friday, July 25, 2008 in Seoul) at www.magnachip.com and by telephone at +1-201-612-7415. The account number to access the replay is 3055 and the conference ID number is 289147, respectively.

About MagnaChip Semiconductor

Headquartered in Seoul, South Korea, MagnaChip Semiconductor is a leading, Asia-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications, such as mobile phones, digital televisions, flat panel displays, notebook computers, mobile multimedia devices and digital cameras. The Company has a broad range of analog and mixed-signal semiconductor technology, supported by its 29-year operating history, large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements contained in this press release contain forward-looking statements regarding MagnaChip Semiconductor’s operations, economic performance and financial condition. Although MagnaChip Semiconductor believes that the expectations reflected in these statements are reasonable, no assurance can be given that such expectations will prove to have been correct as a result of many factors, including those described in our annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on March 31, 2008.

# # #

CONTACT: In Korea: Mi-Jeong Han, PR Manager Tel: 82-2-6903-3195 mj.han@magnachip.com	In the U.S.: Joseph Villalta at The Ruth Group Tel:+646-536-7003 jvillalta@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except per unit data)

(Unaudited)

	Three months ended
	June 29, 2008	July 1, 2007
Net sales	$194,676	$194,053
Cost of sales	145,522	166,299

Gross profit	49,154	27,754
Operating expenses:
Selling, general and administrative	23,010	25,531
Research and development	35,494	32,534
Restructuring and impairment charges	—	12,084

Operating loss	(9,350)	(42,395)
Other income (expenses):
Interest expenses, net	(15,816)	(14,952)
Foreign currency gain (loss), net	(31,149)	13,868

Loss before income taxes	(56,315)	(43,479)
Income tax expenses	3,278	1,845

Net loss	$(59,593)	$(45,324)

Dividends accrued on preferred units	3,281	2,983

Net loss attributable to common units	$(62,874)	$(48,307)

Net loss per common unit Basic and Diluted	$(1.19)	$(0.92)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,737	52,773

Key Ratios & Information:
Gross Margin	25.2%	14.3%
Operating Expenses as a % of Revenue	30.1%	36.1%
Operating Margin	(4.8%)	(21.8%)
Depreciation & Amortization Expense	20,605	46,032
Capital Expenditures	11,121	16,612

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	June 29, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$36,503	$64,345
Accounts receivable, net	149,212	123,789
Inventories, net	63,532	75,867
Other current assets	22,938	16,722

Total current assets	272,185	280,723
Property, plant and equipment, net	246,239	279,669
Goodwill and intangible assets, net	82,079	104,725
Other non-current assets	44,780	42,766

Total assets	$645,283	$707,883

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$142,332	$120,638
Short-term borrowings	85,000	80,000
Other current liabilities	24,030	24,477

Total current liabilities	251,362	225,115
Long-term borrowings	750,000	750,000
Other non-current liabilities	83,568	80,842

Total liabilities	1,084,930	1,055,957
Redeemable convertible preferred units	135,804	129,405

Unitholders’ equity	(575,451)	(477,479)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$645,283	$707,883

MagnaChip Semiconductor

Condensed Consolidated Statements of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Six Months Ended
	June 29, 2008	July 1, 2007
Cash flows from operating activities
Net loss	$(127,490)	$(112,306)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	41,882	89,974
Provision for severance benefits	6,890	9,379
(Gain) loss on foreign currency translation, net	73,078	(6,326)
Impairment of long-term assets	—	10,106
Changes in accounts and other receivable	(37,012)	(40,853)
Changes in inventories	5,142	(13,237)
Changes in accounts and other payable	24,822	10,722
Changes in accrued expenses	3,658	392
Other	(5,900)	2,182

Net cash used in operating activities	(14,930)	(49,967)

Cash flows from investing activities
Capital expenditures	(21,191)	(24,960)
Other	3,256	834

Net cash used in investing activities	(17,935)	(24,126)

Cash flows from financing activities
Exercise of unit options	172	80
Repurchase of common units	(496)	—
Proceeds from short-term borrowings	155,000	40,000
Repayment of short-term borrowings	(150,000)	—

Net cash provided by financing activities	4,676	40,080

Effect of exchange rates on cash and cash equivalents	347	(426)

Net decrease in cash and cash equivalents	(27,842)	(34,439)

Cash and cash equivalents
Beginning of the period	64,345	89,173

End of the period	$36,503	$54,734